Exhibit 10.38

August  5, 2016

Mr. Andrew S. Robinson

Executive Vice President

The Hanover Insurance Group, Inc.

440 Lincoln Street

Worcester, MA 01653

Dear Andrew:

In light of the pending reorganization of your current responsibilities and the elimination of your position as Executive Vice President, President-Specialty, Head of Corporate Development and Chief Risk Officer, you have resigned from The Hanover.  Accordingly, this letter (the “Separation Agreement” or “Agreement”) shall serve as written notice that your employment with The Hanover Insurance Company, its subsidiaries and affiliates, including but not limited to The Hanover Insurance Group, Inc. (collectively referred to herein as the “Company”) will end as of September 1, 2016 (the “Separation Date”).  This Agreement outlines the terms of your separation from the Company and the severance compensation for which you will be eligible provided you agree to the terms and conditions stated herein.

1.

Non-Working Notice (Garden Leave).  In exchange for your execution of this Separation Agreement, from the date hereof, up to and including September 1, 2016 (“Garden Leave Period”) you will be placed in a non-working status.  During this Garden Leave Period, you will not be expected to perform your ordinary duties or come into the office, but will be expected to cooperate and actively assist with the orderly and efficient transition of your responsibilities.  You will continue to be employed by the Company during the Garden Leave Period and will receive your current pay and benefits.  In the event you become employed elsewhere during your Garden Leave, your employment with the Company will be immediately terminated, and you will be paid out the balance of your Garden Leave in a lump sum payment on the next regularly scheduled payroll date.

2.	Compensation. In consideration of your performance of the covenants and other agreements set forth herein, you will be entitled to receive the following severance compensation:

(a)

Leadership Transition Severance Payment.  Pursuant to the terms of that certain Leadership Transition Severance Arrangement between you and the Company dated February 23, 2016, you will receive a payment of $767,250 (1.65x your current base salary), in a single lump sum sixty (60) days following your Separation Date;

(b)

Long-Term Compensation Payment.    We are mindful that you otherwise would have vested in certain equity awards in February 2017 that now will be forfeited in their entirety even though you have completed a meaningful portion of the service requirement for such vesting.  In light of these circumstances, we will pay you $375,000 (the “Long-Term Cash Award”).  The Long-Term Cash Award will be payable in a single lump sum on March 10, 2017.  The payment of the Long-Term Cash Award is contingent upon your compliance with the terms of this Agreement and your written confirmation, executed immediately prior to the payment of the Long-Term Cash Award, that you have and will continue to comply with, all covenants and agreements to which you have previously agreed, in such form as shall be acceptable to the Company;

(c)

Chaucer Board Fee.  You will receive your 2016 annual Chaucer Board Fee, pro-rated based upon the number of regularly scheduled meetings you attended during 2016 prior to your Separation Date.  Such amount will be paid within 30 days following the Effective Date;

(d)	Outplacement Services. The Company will provide you with up to twelve (12) months of executive outplacement assistance; and

(e)

Financial Planning Services.  The Company will provide you a payment of $9,500 to offset costs associated with the continued provision of financial planning services through our current provider through April 30, 2017.  Such amount will be paid within 30 days following the Effective Date.

3.	Resignation of Officer/Director Position(s). You hereby resign from your officer and director positions with the Company effective on the date hereof. (See Exhibit A).

4.

Vacation Entitlement.  The Company will pay you for any accrued and unused vacation time to which you are entitled as of your Separation Date.  You are not required to sign this Agreement in order to receive your accrued and unused vacation pay.

5.	Outstanding Long-Term Incentive Compensation Awards.

(a)

Stock Options.  To the extent you have any outstanding, unexercised stock options, you should review the applicable Equity Agreements (as defined below) for an explanation of your rights with respect to such options.  This information is available by logging on to Fidelity NetBenefits® http://netbenefits.fidelity.com, or by contacting a Human Resources representative. Notwithstanding the terms and conditions of the applicable Equity Agreements, on the earlier of the Separation Date or the Effective Date (as defined below), all outstanding but unvested stock options issued to you by the Company shall be automatically canceled and forfeited and returned to the Company for no consideration.

(b)

Stock Awards/Long Term Cash Awards.  Notwithstanding the terms and conditions of the applicable Equity Agreements, on the earlier of the Separation Date or the Effective Date, all outstanding but unvested restricted stock units, performance-based restricted stock units, shares of restricted stock or long-term cash awards issued to you by the Company shall be automatically canceled and forfeited and returned to the Company for no consideration.

Any agreements, plan documents, plans, governing resolutions of the Compensation Committee of the Board of Directors or other agreements or documents pursuant to which awards of any stock options, stock units or stock or other equity-based awards of any kind were granted to you or which otherwise govern the terms of any such awards, are herein referred to as “Equity Agreements”.

6.

Payment for Money Owed/Withholding.  You acknowledge that all monies owed to you by the Company have been paid, including all monies owed for all hours worked, including overtime, if applicable, and that any payments made pursuant to this Agreement will be subject to applicable federal and state income tax withholding and other lawful deductions.

7.

409A Compliance.  This Agreement is intended to be exempt from or to comply with the requirements of Code Section 409A and the Treasury regulations and other applicable guidance issued by the Treasury Department and/or the Internal Revenue Service (collectively, “Section 409A”), and shall be interpreted and administered consistent with such intent.  The Company shall have no obligation to you in the event of any failure of any payment or permitted deferral under this Agreement to comply with Section 409A.  To the extent required for compliance with the requirements of Section 409A, references in the Agreement to a termination of employment shall mean a “separation from service” as defined by Section 409A.  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

8.	Employment Continuity Plan; Recoupment Policy.

(a)

On the earlier of the Separation Date or the Effective Date you shall no longer be a participant in the Company’s Amended and Restated Employment Continuity Plan (sometimes referred to as a “change-in-control plan”) and shall no longer be entitled to any benefits under such plan, but this action shall not abridge your obligations under the related Agreement Related to Non-Solicitation and Other Matters dated November 14, 2008 (“CIC Agreement”),  which shall continue in full force and effect in accordance with its terms; and

(b)

Nothing herein shall affect the Company’s rights or your obligations under its Policy Regarding Recoupment of Formulae-Based Performance Compensation, to which you consented and acknowledged by letter dated January 19, 2011.

9.

Non-Solicitation, Non-Hire, Non-Interference, Non-Disparagement, Confidentiality and Other Agreements.  In consideration of the payments provided for in this Agreement and other consideration previously provided and hereby acknowledged, you hereby confirm that you shall continue to be bound by, and shall comply with:

(a)

the covenants, agreements and other undertakings set forth in the CIC Agreement, including, without limitation, section 1 (relating to non-solicitation/non-hire of employees and non-solicitation/interference with agents and customers, for a period of two years following your Separation Date), Section 5 (non-disparagement) and section 6 (cooperation);

(b)	the covenants, agreements and other undertakings set forth in each of the Equity Agreements;

(c)	the covenants, agreements and other undertakings set forth in your offer letter executed on July 11, 2006; and

(d)	the covenants, agreements and other undertakings set forth in the Confidentiality and Non-Disclosure Agreement executed on October 15, 2015.

10.

References.  The Company will adhere to its “no reference” policy by responding to all inquiries regarding your employment with only information related to your dates of employment and position(s) held.  Additionally, while the Company does not determine eligibility for unemployment benefits it will not contest your application for such benefits.

11.

Cooperation.  You agree to be available to respond to questions and/or inquiries and provide other information concerning matters that were within the scope of your responsibilities during your employment with the Company.  It is anticipated that most matters can be addressed through phone calls and/or e-mails.  Certain matters, however, may require meetings at mutually acceptable times and places.  You also agree to cooperate fully with the Company in connection with any existing or future litigation involving the Company to the extent the Company deems your cooperation necessary.  In connection with the provision of any such litigation assistance, the Company will compensate you at a rate equal to your base salary rate in effect as of the Separation Date and will reimburse you for any related reasonable and necessary expenses, such as expenses for travel, lodging, and meals.

12.

Return of Company Property.  You agree to return to the Company, no later than the Separation Date, all property of the Company.  For purposes of this section, “property of the Company” includes, but is not limited to:  keys, corporate credit and calling cards, cell phone, PDA, laptop or personal computer, or any other equipment issued to you by the Company, including, but not limited to, books, supplies, computer programs, originals and copies of all company documents, including customer and client lists, vendor information, financial records and information, technical data, and any other materials, whether prepared by you or by others, but excluding anything owned by you, individually.

13.

Group Insurance Continuation/COBRA Benefits.  You will be receiving information regarding your eligibility to continue your medical and dental insurance under COBRA.  You do not have to sign this Agreement in order to access COBRA benefits.  Nevertheless, you should go to the health insurance exchange in your state to determine whether under your circumstances you are better choosing COBRA or accessing medical and dental coverage under the health insurance exchange.  You acknowledge that in the event you become disabled prior to your Separation Date, you may be eligible for STD and/or LTD benefits; however, your employment will be terminated on your Separation Date.

14.

Code of Conduct Disclosure of Securities/SOX Violations. The Company seeks to ensure compliance with its Code of Conduct, other Company policies and federal and state laws and regulations, and imposes on each of its officers, directors, employees and others a duty to report potential violations. This includes the duty to report to the Company any conduct, act, or omission by the Company that you believe may constitute a violation of the Sarbanes-Oxley Act of 2002 (“SOX”) or other securities laws, including any fraud on investors or potential investors, financial improprieties, and/or any other unlawful conduct (hereafter collectively “unlawful conduct”). The Company provides mechanisms to encourage compliance with this duty, including the ability to report matters anonymously to an independent, third party company through the Employee Alert Line at 1-800-533-2547, or at the Web site: www.listenupreports.com, and if any person subject to the Code of Conduct does not believe that the matter has been adequately handled, then it should be reported in writing to the General Counsel or the Director of the Internal Audit Department, or in appropriate circumstances involving issues regarding the integrity of the Company’s financial statements or other unlawful conduct as defined above, to the Chairman of the Audit Committee of the Board of Directors. You acknowledge this responsibility under the Company’s Code of Conduct. The Company’s Code of Conduct prohibits retaliation for any such reporting and your entitlement to compensation under the Agreement will not be affected in any manner by the reporting of unlawful conduct on the part of the Company. The officers of the Company are not aware of any facts that would give rise to a claim by the Company or its affiliates against you.

15.

Waiver and Release.  In consideration for the compensation hereunder, and for other good and sufficient consideration contained herein and otherwise, the receipt of which is hereby acknowledged, you hereby release and discharge the Company and its past or present officers, directors, employees, agents and attorneys, whether directly or indirectly, and whether individually or in their official capacities (collectively, the “Releasees”), from all actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, claims, complaints, liabilities, promises, torts, debts, damages, judgments, rights or demands whatsoever, whether existing or contingent, known or unknown, suspected or unsuspected, including without limitation, all claims in law or in equity (collectively, “Claims”) which you ever had, now have or hereafter may have against the Releasees to the date of your execution of this Agreement, including any claims for any alleged violation of any federal, state, or local law, regulation or public policy relating to or having any bearing, directly or indirectly, on the terms and conditions of your employment with the Company or the termination of your employment with the Company.

In addition, you understand and acknowledge that there are various federal, state and local laws that prohibit employment discrimination on the basis of age, sex, race, color, marital status, national origin, religion, disability, sexual orientation and other legally protected categories, and that these laws are enforced by the courts and various government agencies.  You intend to give up any rights you may have under these laws or any other laws with respect to your affiliation with the Releasees, employment by the Company, or the ending of your employment with the Company.  You hereby release and forever discharge the Releasees from any and all actions, causes of action and claims whatsoever for wages, severance, stock options, bonuses, damages, including pain and suffering and emotional harm arising out of any promise, agreement or contract, known or unknown, suspected or unsuspected, you ever had, now have, or shall have against the Releasees with respect to any matter, event or condition occurring or arising on or prior to the date of your execution of this Agreement, including, but not limited to, claims for breach of an implied or expressed employment contract, claims for unlawful discharge, claims for outstanding wages, claims alleging a violation of federal and state wage and hour laws, Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, Section 1981 of the Civil Rights Action of 1991, The Americans with Disabilities Act, The Equal Pay Act, the Family Medical and Leave Act, federal and state Wage and Hour Laws, including but not limited to, Mass. Gen. Laws ch. 149 Section 148, et. seq. and Mass. Gen. Laws ch.151, Section 1A et. seq., the Employee Retirement Income Security Act of 1974, federal and state whistle blower laws and other claims pursuant to federal, state or local law regarding discrimination based on race, age, sex, religion, marital status, disability, sexual orientation, or national origin, claims for alleged violation of any other local, state, and federal law, regulations, ordinance or public policy relating to or having any bearing, directly or indirectly, on the terms or conditions of your employment with the Company, the termination of such employment, as well as all claims pursuant to common law, or claims arising directly or indirectly out of your employment by or termination of employment with the Company.  The recitation of specific claims in this paragraph is without prejudice to the general release in the first paragraph of this Section and is not intended to limit the scope of the general release.

You further agree to release and discharge the Releasees not only from any and all claims which you could have made on your own behalf or on behalf of others, but also from those which may or could be brought by any other person, governmental authority or organization on your behalf, and you specifically waive any right to recover any damage awards as a member of any class in a case in which any claim(s) against the Releases are made involving any matters.

You acknowledge that you may later discover facts different from, or in addition to, what you know to be true for matters released in this Agreement.  Notwithstanding any such different or additional facts, you agree that this Agreement will remain in effect as to all claims released under the Agreement.

This Release does not apply to any claims arising solely after the execution of this Agreement or to any claims arising from a breach of this Agreement.

Notwithstanding the foregoing, nothing in this Agreement shall bar or prohibit you from contacting, filing a charge or complaint with, seeking assistance from or participating in any proceeding before any federal or state administrative agency, including the Equal Employment Opportunity Commission, to the extent permitted by applicable federal, state and/or local law.  You understand and agree, however, that you will be prohibited to the fullest extent authorized by law from obtaining monetary damages or other personal relief in any such agency proceeding.

16.

Period of Review.    Waiver of Rights and Claims Under the ADEA.    You are hereby informed, in writing, that you are waiving any rights and/or claims for damages you have or may have under the Age Discrimination in Employment Action of 1967, as amended (“ADEA”).

i.

Waiver in Exchange for Consideration.  You agree that, in exchange for the consideration set forth in this Agreement, which you would not otherwise be entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Releasees to the extent such rights and/or claims arose prior to the date this Agreement was executed.

ii.

No waiver of Claims Arising After Execution of Agreement.  You understand and agree that you are not waiving any rights or claims under the ADEA that may arise after the date this Agreement is executed.

iii.

Knowing and Voluntary.  You agree that you have carefully read and fully understand all of the provisions of this Agreement, and that you knowingly and voluntarily agree to all the terms set forth in this Agreement.  You acknowledge that in entering into this Agreement, you are not relying on any representation, promise or inducement made by the Company, or its attorneys, with the exception of those promises described in this document.

iv.

Opportunity to Consult Legal Counsel.  By this Agreement, the Company is advising you, in writing, to consult with legal counsel before signing the Agreement.  You acknowledge that you have not been subjected to any undue or improper influence interfering with the exercise of your free will in deciding whether or not to consult with counsel prior to signing the Agreement.

v.

Review.  You understand that you have twenty-one (21) days in which to consider this Agreement prior to signing it, but may waive all or part of the review period if you choose.  If you fail to return this Agreement within 21 days of the date you receive it, the Company will consider you to have rejected its offer of the payment and benefits provided herein.  You acknowledge that any changes to this Agreement, material or otherwise, will not restart the 21-day review period.

vi.

Revocation.  You understand further that, once you have signed this Agreement, you have seven (7) days in which to revoke it.  You understand that such seven-day period is mandatory and may not be waived.  You understand and agree that any notice of revocation you may wish to make must be in writing and received by the Company within the seven-day revocation period, and in no case later than 5:00 p.m. on the seventh day.  Any such notice of revocation must be directed to HR Solutions, 440 Lincoln Street, S-251, Worcester, MA 01653.  You further understand that the Agreement does not become effective or enforceable and that no payment will be made under the Agreement until the seven-day revocation period has expired.

vii.

Effective Date.  The Effective Date of this Agreement will be the eighth day after you sign it.  If the Company does not receive written notice from you within the seven-day revocation period that you are exercising your right of revocation, the Agreement will automatically become effective as of the Effective Date.

17.	Successors and Assigns. This Agreement shall be binding upon you, your heirs, executors, administrators and assigns, and upon the Company, its successors and assigns.

18.

Completeness of Agreement.  This Agreement contains all the terms and conditions agreed upon by the parties with reference to the subject matter contained in this Agreement.  No other agreement, oral or otherwise, will be deemed to exist or to bind either of the parties to this Agreement.  No representative of any party to this Agreement had or has any authority to make any representation or promise not contained in this Agreement, and each of the parties to this Agreement acknowledge that such party has not executed this Agreement in reliance upon any such representation or promise.  This Agreement cannot be modified except by a written instrument signed by both parties.

19.

Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited by or be invalid under such law, that provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating or nullifying the remainder of that provision or any other provision of this Agreement.  The language of all the parts of this Agreement and Release shall be construed as a whole, according to its fair meaning, and not strictly for or against either party.

20.

Massachusetts Law.  This Agreement shall be executed as an agreement under seal and it shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of laws of such state.  All disputes arising under or out of this Agreement will be brought in courts of competent jurisdiction located within the Commonwealth of Massachusetts.

Very truly yours,
THE HANOVER INSURANCE COMPANY
By: /s/ Christine Bilotti-Peterson
Christine Bilotti-Peterson Senior Vice President and CHRO

I knowingly understand and voluntarily agree and accept the terms and conditions set forth above.

/s/ Andrew S. Robinson
Andrew S. Robinson
Date: August 12, 2016

Exhibit A

August 5, 2016

The Hanover Insurance Company

440 Lincoln Street

Worcester,  MA 01653

I hereby resign, effective August  5, 2016, all of my officer and director positions held in The Hanover Insurance Group, Inc. and each of its subsidiaries or affiliates.

Very truly yours,

_____________________________

Andrew S. Robinson